EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Fourth Quarter 2018 Results

•Increased quarterly cash distribution by 2.9% sequentially, or 12% compared to the fourth quarter 2017 distribution, to $0.4328 per unit, the 16th consecutive quarterly increase in distributions
•Trailing twelve-month coverage ratio of 1.12x
•Achieved record production at OpCo in 2018
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $11.9 million, or $0.37 per limited partner unit, for the three months ended December 31, 2018, a decrease of $3.6 million compared to fourth quarter 2017 net income attributable to the Partnership of $15.5 million. The decrease in net income was primarily due to lower margins on Westlake Chemical OpCo LP’s (“OpCo”) third party sales and higher interest expense when compared to the prior-year period. Cash flows from operating activities in the fourth quarter of 2018 were $106.1 million, a decrease of $29.3 million compared to fourth quarter 2017 cash flows from operating activities of $135.4 million. This decrease in cash flow from operations is primarily attributable to a reduction in receivables from Westlake Chemical Corporation (“Westlake”) in the fourth quarter of 2017 and lower margins on OpCo’s third party sales volumes, partially offset by increased production at OpCo, as compared to the prior-year period. For the three months ended December 31, 2018, MLP distributable cash flow of $14.5 million decreased by $2.3 million from fourth quarter 2017 MLP distributable cash flow of $16.8 million. This decrease was primarily due to lower margins on OpCo’s third party sales volumes, partially offset by increased production at OpCo.
Fourth quarter 2018 net income attributable to the Partnership was $11.9 million, a decrease of $0.5 million from third quarter 2018 net income attributable to the Partnership of $12.4 million. Fourth quarter 2018 cash flows from operating activities of $106.1 million decreased by $3.3 million compared to third quarter 2018 cash flows from operating activities of $109.4 million. This decrease was primarily due to lower margins on OpCo’s third party sales volumes and a reduction in receivables from Westlake, partially offset by an increase in third party receivables. Fourth quarter 2018 MLP distributable cash flow of $14.5 million decreased by $0.5 million compared to third quarter 2018 MLP distributable cash flow of $15.0 million, primarily due to higher maintenance capital, partially offset by higher production at OpCo.
Net income attributable to the Partnership of $49.3 million, or $1.51 per limited partner unit, for the twelve months ended December 31, 2018 increased by $0.6 million compared to 2017 net income attributable to the Partnership of $48.7 million. The increase in net income attributable to the Partnership as compared to the prior year was primarily due to the Partnership’s increased ownership in OpCo following the acquisition of an additional 5% interest in the third quarter of 2017 and record production at OpCo, partially offset by lower margins on OpCo’s third party sales volumes. Cash flows from operating activities for 2018 were $436.2 million, a decrease of $101.2 million compared to 2017 cash flows from operating activities of $537.4 million. This decrease was primarily due to a reduction in receivables from Westlake that occurred in 2017 and lower margins on OpCo’s third party sales volumes, partially offset by higher production at OpCo and lower turnaround expenditures. For the twelve months ended December 31, 2018, MLP distributable cash flow of $60.0 million increased by $5.3 million compared to 2017 MLP distributable cash flow of $54.7 million. The increase in MLP distributable cash flow as compared to the prior year was due to the Partnership’s increased ownership in OpCo and record production and lower maintenance capital expenditures at OpCo, partially offset by lower margins on OpCo’s third party sales.

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On July 27, 2018, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, and Westlake, the Partnership’s sponsor and holder of the Partnership’s incentive distribution rights (“IDRs”), agreed to reset the Partnership’s target distribution tiers pursuant to which the IDRs are calculated, with the first target quarterly distribution threshold increasing from $0.3163 to $1.2938 per unit. This reset is expected to allow the Partnership to increase its distribution per unit in line with historical growth rates for over 10 years before the next IDR payment may occur.
On January 25, 2019, the Board of Directors of Westlake Chemical Partners GP LLC announced a quarterly distribution for the fourth quarter of 2018 of $0.4328 per limited partner unit to be payable on February 20, 2019 to unit holders of record as of February 5, 2019. The fourth quarter 2018 distribution increased by 12% compared to the fourth quarter 2017 distribution and 2.9% compared to the third quarter 2018 distribution. MLP distributable cash flow provided trailing twelve month coverage of 1.12x the declared distributions for the fourth quarter of 2018.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
"We are pleased with the Partnership's performance in 2018. As we enter 2019, we are continuing to reap benefits of the investments made over the past few years to grow our earnings, cash flows and production, including the expansion of OpCo’s ethylene facilities in both Lake Charles, Louisiana and Calvert City, Kentucky, and increasing our ownership interest in OpCo in both 2015 and 2017," said Albert Chao, President and Chief Executive Officer. “Demonstrated by the resetting of our IDRs and previous drop downs, Westlake has established an ongoing commitment to the Partnership. This has allowed continued distribution growth to unitholders - with distribution growth of over 150% since our IPO just over four years ago.”
The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to increasing distributions, the potential for future drop-down transaction and the timing of the next IDR payment are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC in March 2018.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow and EBITDA to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation, amortization and disposition of property, plant and equipment, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. Because MLP distributable cash flow and EBITDA may be defined differently by other companies in our industry, our definitions of MLP distributable cash flow and EBITDA may not be comparable to similarly titled measures of other companies.
Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns an 18.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.
Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' fourth quarter and full year 2018 results will be held Tuesday, February 19, 2019 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 2638219.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on February 26, 2019. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 2638219.
The conference call will also be available via webcast at: https://edge.media-server.com/m6/p/x5mphzie and the earnings release can be obtained via the Partnership web page at: http://investors.wlkpartners.com/CorporateProfile.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$272,872	$261,113	$1,074,957	$973,081
Net co-product, ethylene and other sales—third parties	62,853	47,532	210,665	199,900
Total net sales	335,725	308,645	1,285,622	1,172,981
Cost of sales	242,096	197,913	908,463	769,314
Gross profit	93,629	110,732	377,159	403,667
Selling, general and administrative expenses	7,173	7,741	27,590	29,260
Income from operations	86,456	102,991	349,569	374,407
Other income (expense)
Interest expense—Westlake	(5,381)	(4,269)	(21,433)	(21,861)
Other income (expense), net	715	(52)	2,457	1,792
Income before income taxes	81,790	98,670	330,593	354,338
Provision for income taxes	208	355	22	1,280
Net income	81,582	98,315	330,571	353,058
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	69,699	82,769	281,224	304,388
Net income attributable to Westlake Partners	$11,883	$15,546	$49,347	$48,670

Net income per limited partner unit attributable to Westlake Partners (basic and diluted)
Common units	$0.37	$0.46	$1.51	$1.72
Subordinated units	$—	$—	$—	$1.43

Distributions declared per unit	$0.4328	$0.3864	$1.6598	$1.4819

MLP distributable cash flow	$14,524	$16,808	$60,024	$54,700

Distribution declared
Limited partner units—public	$7,845	$6,999	$30,077	$23,114
Limited partner units—Westlake	6,112	5,457	23,439	20,928
Incentive distribution rights	—	614	733	1,666
Total distribution declared	$13,957	$13,070	$54,249	$45,708
EBITDA	$113,837	$130,422	$460,868	$490,184

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2018	December 31, 2017

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$19,744	$27,008
Receivable under the Investment Management Agreement— Westlake Chemical Corporation ("Westlake")	148,956	136,510
Accounts receivable, net—Westlake	57,280	43,884
Accounts receivable, net—third parties	16,404	18,083
Inventories	4,388	5,590
Prepaid expenses and other current assets	370	314
Total current assets	247,142	231,389
Property, plant and equipment, net	1,148,265	1,196,245
Other assets, net	66,718	87,642
Total assets	$1,462,125	$1,515,276

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$48,772	$40,240
Long-term debt payable to Westlake	477,608	473,960
Other liabilities	1,664	2,327
Total liabilities	528,044	516,527
Common unitholders—public	409,608	411,228
Common unitholder—Westlake	48,774	50,265
Subordinated unitholder—Westlake	—	—
General partner—Westlake	(242,572)	(241,958)
Accumulated other comprehensive income	—	279
Total Westlake Partners partners' capital	215,810	219,814
Noncontrolling interest in OpCo	718,271	778,935
Total equity	934,081	998,749
Total liabilities and equity	$1,462,125	$1,515,276

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2018	2017

	(In thousands of dollars)
Cash flows from operating activities
Net income	$330,571	$353,058
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,842	113,985
Other balance sheet changes	(3,262)	70,314
Net cash provided by operating activities	436,151	537,357
Cash flows from investing activities
Additions to property, plant and equipment	(39,862)	(68,858)
Maturities of investments with Westlake under the Investment Management Agreement	372,050	62,828
Investments with Westlake under the Investment Management Agreement	(384,000)	(199,000)
Other	—	1,801
Net cash used for investing activities	(51,812)	(203,229)
Cash flows from financing activities
Net proceeds from common unit offering	—	110,698
Proceeds from debt payable to Westlake	3,648	165,257
Repayment of debt payable to Westlake	—	(285,926)
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(341,888)	(343,932)
Quarterly distributions to unitholders	(53,363)	(42,117)
Net cash used for financing activities	(391,603)	(396,020)
Net decrease in cash and cash equivalents	(7,264)	(61,892)
Cash and cash equivalents at beginning of the year	27,008	88,900
Cash and cash equivalents at end of the year	$19,744	$27,008

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2018	2017	2018	2017
	(In thousands of dollars)

Net cash provided by operating activities	$109,433	$106,147	$135,441	$436,151	$537,357
Changes in operating assets and liabilities and other	(25,634)	(24,565)	(37,126)	(105,580)	(184,299)
Net Income	$83,799	$81,582	$98,315	$330,571	$353,058
Add:
Depreciation, amortization and disposition of property, plant and equipment	26,918	27,922	27,889	110,691	117,128
Mark-to-market adjustment loss on derivative contracts	—	62	—	62	—
Less:
Contribution to turnaround reserves	(4,250)	(4,238)	(7,939)	(16,840)	(30,580)
Maintenance capital expenditures	(8,380)	(9,297)	(9,694)	(31,481)	(37,775)
Incentive distribution rights	—	—	(614)	(733)	(1,666)
Distributable cash flow attributable to noncontrolling interest in OpCo	(83,063)	(81,507)	(91,149)	(332,246)	(345,465)
MLP distributable cash flow	$15,024	$14,524	$16,808	$60,024	$54,700

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2018	2017	2018	2017
	(In thousands of dollars)

Net cash provided by operating activities	$109,433	$106,147	$135,441	$436,151	$537,357
Changes in operating assets and liabilities and other	(25,634)	(24,565)	(37,126)	(105,580)	(184,299)
Net Income	$83,799	$81,582	$98,315	$330,571	$353,058
Add:
Depreciation and amortization	26,892	26,666	27,483	108,842	113,985
Interest expense	5,639	5,381	4,269	21,433	21,861
Income tax provision (benefit)	(772)	208	355	22	1,280
EBITDA	$115,558	$113,837	$130,422	$460,868	$490,184